Exhibit 5



                               AFFILIATE AGREEMENT

August 9, 1999
Saratoga Resources, Inc.
301 Congress Avenue - Suite 1550
Austin, TX 78701

Gentlemen:

         In connection with the merger of OptiCare Eye Health Centers, Inc. ("OptiCare") with a subsidiary of Saratoga Resources, Inc. (the "Company"), pursuant to which each shareholder of OptiCare will receive shares of Common Stock, .001 par value per share, of the Company in accordance with the Agreement and Plan of Merger ("the Merger Agreement") dated as of April 12, 1999 by and among the Company, OptiCare, OptiCare Shellco Merger Corporation, PrimeVision Shellco Merger Corporation and PrimeVision Health, Inc., I have been advised that I may be deemed to be an underwriter of the Company as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with the Merger Agreement and the receipt of the merger consideration thereunder, I represent and warrant to the Company and agree that:

         1. I shall not make any sale, transfer or other disposition of the shares of Common Stock that I receive pursuant to the Merger Agreement (the "Shares") in violation of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

         2. I have been advised that the issuance of the Shares to me pursuant to the Merger Agreement has been or will be registered with the Commission under the Securities Act by means of a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger Agreement was submitted to the shareholders of OptiCare, I could be deemed an "affiliate" of OptiCare and because any distribution by me of the Shares I receive as aforesaid will not be registered under the Securities Act, such shares must be held by me indefinitely unless (i) the distribution of such Shares has been registered under the Securities Act, (ii) a sale of such Shares is made in conformity with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to the Company, some other exemption from registration requirements is available with respect to any such proposed distribution, sale, transfer or other disposition of such Shares.

         3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of each and the limitations upon the distribution, sale, transfer or disposition of the Shares, to the extent I believe necessary, with my personal counsel or with counsel for OptiCare.

         4. The Company is under no obligation to register the sale, transfer or other disposition of the Shares to be received by me pursuant to the Merger Agreement or to take any



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other action necessary for the purpose of making an exemption from registration requirements available.

         5. There will be placed on the certificates representing the Shares received by me, or any certificates delivered in substitution therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder and Saratoga Resources, Inc., a copy of which agreement is on file at the principal offices of Saratoga Resources, Inc."

         6. Unless the transfer by me of the Shares held by me is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to a registration statement under the Securities Act, the Company reserves the right to take such actions, including, without limitation, the placing of a legend on the certificates representing the transferred shares, when necessary, in the Company's opinion, to comply with the Securities Act of 1933 or the rules and regulations promulgated thereunder.

         It is understood and agreed that the legend set forth in paragraph 5 above shall be removed by delivery of substitute certificates without such legend if I shall have delivered to the Company a copy of a letter from the staff of the Commission, or a opinion of counsel in form and substance satisfactory to the Company, to the effect that such legend is not required for the purpose of the Securities Act.

         It is further understood and agreed that this letter agreement will be null and void if the mergers contemplated by the Merger Agreement do not become effective.

                                      Very truly yours,


                                      OXFORD HEALTH PLANS, INC.

                                      BY /s/ Jon S. Richardson
                                        -----------------------------
                                             Ass't Secretary


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